Exhibit 99.1

Delta Apparel Reports First Quarter Fiscal Year 2011 Results

GREENVILLE, S.C.--(BUSINESS WIRE)--October 28, 2010--Delta Apparel, Inc. (NYSE Amex: DLA) today reported sales of $107.9 million and earnings of $0.19 per diluted share for its first quarter ended October 2, 2010. The Company’s results for the fiscal 2011 first quarter include the operations of The Cotton Exchange, which was acquired on July 12, 2010 and are included in the retail-ready segment of the Company.

First Quarter Highlights

Net sales for the three months ended October 2, 2010 were a record $107.9 million, an increase of $8.8 million, or 8.9%, from the prior year first quarter. Both of the Company’s business segments achieved sales growth compared to the prior year quarter. Gross margins improved to 24.0% compared to 23.9% in the prior year first quarter. Selling, general and administrative expenses increased to 21.2% of sales from 19.4% of sales as investments were made in the business to promote future growth for the Company. These expenses included costs associated with the acquisition of The Cotton Exchange, expenses related to the start-up of Art Gun, and new brand-marketing campaigns. Net income for the quarter ended October 2, 2010 was $1.6 million, or $0.19 per diluted share, compared to $2.6 million, or $0.30 per diluted share in the prior year first quarter.

Robert W. Humphreys, Chairman and Chief Executive Officer, commented, “The positive sales trends we saw at the start of the quarter slowed as we headed into September. We believe the concern about consumer demand for apparel products, particularly with regard to the upcoming holiday selling season, has caused retailers to take a more cautious approach to their near-term inventory commitments. This, coupled with the significant rise in cotton prices and uncertainty about its long-term impact, has added pressure to an already weak marketplace. Despite this, we were able to achieve organic sales growth of 2% in the quarter. The first quarter was marked by several strategic investments aimed at accelerating growth in some of our recently acquired businesses. While this resulted in reduced profitability, we are committed to making the necessary investments to promote our long-term growth strategies. Although the apparel marketplace remains difficult, we remain on track to reach our full year financial targets for fiscal year 2011.”

Retail-Ready Apparel Segment Review

Retail-ready segment sales were $58.4 million, a 12.3% increase from the prior year first quarter sales of $52.0 million. The sales growth resulted from revenue in The Cotton Exchange, which was acquired during the first quarter of fiscal year 2011, partially offset by a 1.1% organic sales decline. The slight sales decline was driven from lower sales of licensed graphic tees and fleece products, partially offset by strong sales of the Company’s exclusively-licensed outdoor brands, Realtree Outfitters and Realtree Outfitters by The Game. Gross margins in the retail-ready segment were 35.2% in the first quarter of fiscal year 2011 compared with 38.3% in the prior year first quarter. The decline in gross margins was driven from a shift in sales mix by distribution channel. The Company incurred higher selling, general and administrative expenses during the first quarter of fiscal year 2011 driven by the additional expenses associated with its recently acquired businesses, Art Gun and The Cotton Exchange. In addition, the Company invested in additional brand marketing during the quarter to promote its brands for growth in the future. Operating income was $2.8 million in the first quarter of fiscal year 2011 compared to $5.6 million for the same period last year.

Activewear Apparel Segment Review

The activewear segment had sales of $49.5 million for the quarter ended October 2, 2010, an increase of 5.1% compared to the prior year first quarter driven from sales growth in both catalog and private label products. The sales increase resulted from an increase of approximately 10% in average selling prices, partially offset by a 5% decline in unit sales. Gross margins in the activewear segment improved 300 basis points to 10.9% in the first quarter of fiscal year 2011 compared to 7.9% for the first quarter of fiscal year 2010. Operating income improved $1.2 million from the prior year first quarter to $0.2 million for the quarter ended October 2, 2010.

Fiscal 2011 Guidance

The Company reiterates its fiscal year 2011 outlook for sales and earnings. For the year ending July 2, 2011, the Company continues to expect net sales to be in the range of $455 to $465 million and earnings to be in the range of $1.55 to $1.70 per diluted share. The sales outlook for fiscal 2011 includes anticipated organic growth of approximately 3% to 6% after adjusting for one less week of operations in fiscal year 2010, and approximately $25 million in additional revenues from The Cotton Exchange, which was acquired on July 12, 2010.

The Company remains concerned about the challenging economic conditions which continue to impact consumer demand for apparel. In addition, volatile cotton prices, global yarn shortages and limited capacities in cargo freight have created further short-term challenges in the apparel marketplace. In determining its expectations for the upcoming year, the Company believes it has taken into consideration these heightened risk factors.

Mr. Humphreys concluded, “We continue to be optimistic about the future potential of our business. Over the past several years we have successfully restructured our manufacturing platform in order to support higher organic sales volumes and drive enhanced profitability. At the same time, we have made a number of strategic acquisitions that have expanded our market presence and created new growth vehicles. This includes our recent purchase of The Cotton Exchange, which should allow us to build our collegiate and licensed offerings to new and existing customers in the bookstore, specialty retail, and military channels. We believe we have the right strategies in place to capitalize on both our short and long-term growth prospects and deliver greater value to our shareholders in the years ahead.”

Conference Call

The Company will hold a conference call with senior management to discuss the financial results at 9:00 a.m. ET today. The Company invites you to join the call by dialing (913) 312-1480. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available from October 28, 2010 through November 27, 2010. To access the telephone replay, participants should dial (858) 384-5517. The access code for the replay is: 8344105.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC, Art Gun, LLC and TCX, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of high quality branded and private label activewear apparel and headwear. The Company specializes in selling a variety of casual and athletic products through most distribution channels for these types of goods. Its products are sold to specialty and boutique shops, upscale and traditional department stores, mid-tier retailers, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold to college bookstores and to the U.S. military. Through Art Gun, LLC, the Company provides shoppers a “virtual art studio” to create customized graphics on apparel products. Many of the Company’s products are available direct to consumers on its websites at www.soffe.com, www.junkfoodclothing.com, and www.deltaapparel.com. Additional products can be viewed at www.2thegame.com and www.thecottonexchange.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,000 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S. and international economic conditions, including market conditions; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; the financial difficulties encountered by our customers and higher credit risk exposure; the ability to obtain and renew our significant license agreements; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; any restrictions to our ability to borrow capital or obtain financing; the uncertainty of raw material, transportation and energy prices; changes in our information systems related to our business operations; any significant interruptions with our distribution network; changes in the economic, political and social stability at our offshore locations; the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended
	Oct 2, 2010	Sep 26, 2009

Net Sales	$107,916	$99,122
Cost of Goods Sold	82,007	75,477
Gross Profit	25,909	23,645

Selling, General and Administrative	22,896	19,258
Other (Expense) Income, Net	(57)	105
Operating Income	2,956	4,492

Interest Expense, Net	601	954

Income Before Provision for Income Taxes	2,355	3,538

Provision for Income Taxes	707	955

Net Income	$1,648	$2,583

Weighted Average Shares Outstanding
Basic	8,523	8,507
Diluted	8,780	8,528

Net Income per Common Share
Basic	$0.19	$0.30
Diluted	$0.19	$0.30

	Oct 2, 2010	Jul 3, 2010	Sep 26, 2009

Current Assets
Cash	$616	$687	$589
Receivables, Net	54,522	60,991	55,816
Income Tax Receivable	-	-	965
Inventories, Net	136,887	116,599	123,895
Deferred Income Taxes	2,981	3,162	3,075
Other Assets	3,697	3,475	3,358
Total Current Assets	198,703	184,914	187,698

Noncurrent Assets
Property, Plant & Equipment, Net	38,482	37,694	36,201
Goodwill and Other Intangibles, Net	25,285	25,442	23,806
Other Noncurrent Assets	3,212	3,283	3,440
Total Noncurrent Assets	66,979	66,419	63,447

Total Assets	$265,682	$251,333	$251,145

Current Liabilities
Accounts Payable and Accrued Expenses	$58,305	$53,321	$54,246
Income Tax Payable	179	712	-
Current Portion of Long Term Debt	5,718	5,718	5,718
Total Current Liabilities	64,202	59,751	59,964

Noncurrent Liabilities
Long-Term Debt	70,947	62,355	74,624
Deferred Income Taxes	1,948	1,826	1,314
Other Noncurrent Liabilities	1,597	1,687	112
Total Noncurrent Liabilities	74,492	65,868	76,050

Shareholders' Equity	126,988	125,714	115,131

Total Liabilities and Shareholders' Equity	$265,682	$251,333	$251,145

CONTACT:
Delta Apparel, Inc.
Deborah Merrill, 864-232-5200 x6620
Chief Financial Officer
or

Investor Relations Contact:
ICR, Inc.
Brendon Frey, 203-682-8200